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                                                                    EXHIBIT 23.1

CONSENT OF KPMG, LLP


The Board of Directors
Talk City, Inc.:

   We consent to incorporation by reference in the registration statements (No. 333-38468 and 333-94183) on Form S-8 of Talk City, Inc. of our report dated February 2, 2001, except as to note 16 which is as of March 16, 2001 relating to the balance sheets of Talk City, Inc. as of December 31, 2000, and 1999, and the related statements of operations, redeemable preferred stock and stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, and related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Talk City, Inc.

   Our report dated February 2, 2001, contains an explanatory paragraph which states that the Company's recurring net loss, amounts of cash used in operating activities, and accumulated deficit raise substantial doubt about it's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG, LLP

Mountain View, California
April 2, 2001